UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON D.C. 20549



                            FORM 8-K



                         CURRENT REPORT



             PURSUANT TO SECTION 13 OR 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934


                          June 26, 1998
        Date of Report (Date of earliest event reported)


             MID-AMERICA APARTMENT COMMUNITIES, INC.
       (Exact Name of Registrant as Specified in Charter)



     TENNESSEE                  1-12762                    62-1543819
(State of Incorporation)  (Commission File Number)       (I.R.S. Employer
                                                      Identification Number)




                  6584 POPLAR AVENUE, SUITE 340
                    MEMPHIS, TENNESSEE 38138
            (Address of principal executive offices)



                         (901) 682-6600
       Registrant's telephone number, including area code





     (Former name or address, if changed since last report)

Item 5.  Other events.

Following notification of the New York Stock Exchange, the following press release was announced on June 26, 1998.


Memphis, TN: June 26, 1998. Mid-America Apartment Communities, Inc. (NYSE:MAA) announced today that it has sold 2.0 million shares of its 9.375% Series C Cumulative Preferred Stock ("Series C Preferred Stock") in a public offering. Managing underwriters for the transaction are Morgan Stanley Dean Witter, Morgan Keegan & Company, Inc., Raymond James & Associates, Inc. and The Robinson-Humphrey Company LLC. The offering was priced at $25 per share with a dividend payable quarterly at the annual rate of 9.375%. The Series C Preferred Stock will have a liquidation preference of $25 per share and are redeemable after June 30, 2003. The securities have no stated maturity date and will not be subject to any sinking fund or other mandatory redemption by the Company. The Series C Preferred Stock is not convertible into the Company's common stock or any other security of the Company, and it will be listed in the New York Stock Exchange under the symbol "MAA PrC".

MAA will receive net proceeds after offering expenses approximating $48.2 million which will be used to pay down its line of credit.

The Company also announced today that it has an agreement to acquire four apartment communities in Texas totaling 1,001 units for $38.3 million. The transaction is expected to close on July 1st with financing provided by the Company's line of credit.

Deer Run, 304 units, in Dallas
Courtyards at Campbell, 231 units in Dallas
Highwood, 196 units in Plano
Northwood, 270 units in Arlington

MAA also announced the resignation of John J. Byrne III, President and Managing Member, Cirque Property L.C., from its Board of Directors, due to business and family commitments. Board member O. Mason Hawkins will chair a search committee composed of Mid-America's independent directors to fill the unexpired term of Mr Byrne with another independent director.

MAA is a self-advised, self-managed apartment only REIT which, upon completion of the purchase mentioned above, will own 35,588 apartment units (including 2,998 units under development) and manage an additional 5,387 apartment units throughout the southern crescent of the U.S.

                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                             MID-AMERICA APARTMENT COMMUNITIES,INC.


Date:    June 29, 1998       /s/ Simon R.C. Wadsworth
     --------------------    ----------------------------------------
                                 Simon R.C. Wadsworth
                                 Executive Vice President
                                (Principal Financial and Accounting Officer)